Exhibit 16

MINE SAFETY DISCLOSURES

The operation of the Company's mines located in the United States is subject to regulation by Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act (FMSH Act). MSHA inspects the Company's mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the FMSH Act. The information below presents certain mining safety and health citations that MSHA has issued with respect to the Company's mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine; (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed and, in that process, are often reduced in severity and amount, and are sometimes dismissed.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), each operator of a coal or other mine is required to include certain mine safety results within its periodic reports filed with the U.S. Securities and Exchange Commission (SEC). As required by the reporting requirements included in § 1503(a) of the Dodd-Frank Act and Item 104 of Regulation S-K (17 CFR 229.104), the Company presents the following items regarding certain mining safety and health matters, for the period presented, for each of its mine locations that are covered under the scope of the Dodd-Frank Act:

(A)

The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the FMSH Act (30 U.S.C. 814) for which the operator received a citation from MSHA;

(B)	The total number of orders issued under section 104(b) of the FMSH Act (30 U.S.C. 814(b));

(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the FMSH Act (30 U.S.C. 814(d));

(D)	The total number of imminent danger orders issued under section 107(a) of the FMSH Act (30 U.S.C. 817(a));

(E)	The total dollar value of proposed assessments from MSHA under the FMSH Act (30 U.S.C. 801 et seq.);

(F)	Total number of mining related fatalities during the period;

(G)	Legal actions pending before Federal Mine Safety and Health Review Commission involving such coal or other mine as of the last day of the period;

(H)	Legal actions initiated before the Federal Mine Safety and Health Review Commission involving such coal or mine during the period; and

(I)	Legal actions resolved before the Federal Mine Safety and Health Review Commission involving such coal or mine during the period.

At 31 December 2017, the Company had not received any flagrant violations under Section 110(b)(2) of the FMSH Act and no written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act.

Year ended 31 December 2017
	(A)	(B)	(C)	(D)	(E)	(F)	(G)[1]	(H)	(I)
					Proposed		Legal	Legal	Legal
			Section		MSHA	Total	Actions	Actions	Actions
	Section	Section	104 (d)	Section	Assessments	Number of	Pending as	Initiated	Resolved
	104 (S&S)	104 (b)	Citations	107 (a)	(in US$	Mining	of Last Day	During	During
	Citations	Orders	and Orders	Orders	thousands)[2]	Fatalities	of Period	Period	Period
Stillwater mine	22	0	2	0	54	0	3	2	0
East Boulder mine	26	1	2	0	37	0	0	2	4

[1]	All legal actions pending are penalty contest.
[2]

Amounts included are the total dollar value of proposed assessments received from MSHA during the year ended 31 December 2017, regardless of whether the assessment has been challenged or appealed. Citations and orders can be contested and appealed, and as part of that process, are sometimes reduced in severity and amount, and sometimes dismissed.